Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Christyne McGarvey, Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news Schneider National, Inc. announces increase to quarterly dividend and new share repurchase program GREEN BAY, Wis. (January 28, 2026) – Schneider National, Inc. (NYSE: SNDR), a premier multimodal provider of transportation, intermodal and logistics services, announced today that on January 26, 2026, its Board of Directors declared a quarterly cash dividend of $0.10 per share on its Class A and Class B common stock, a 5% increase over the previous quarterly dividend of $0.095 per share. The dividend is payable to shareholders of record as of March 13, 2026. The dividend is expected to be paid on April 8, 2026. On January 26, 2026, its Board of Directors approved a new stock repurchase program (the “Share Repurchase Program”), effective immediately, under which up to $150 million of the Company’s outstanding Class A common stock, no par value, and/or Class B common stock, no par value, may be acquired over the next three years. The Share Repurchase Program is a complementary component of the Company’s capital allocation framework and will primarily serve to offset the dilutive effect of equity grants to employees over time. The Share Repurchase Program supersedes and replaces the $150 million stock repurchase authorization approved by the Board on January 31, 2023 (the “Prior Repurchase Program”), which is scheduled to expire on January 31, 2026, and is substantially similar to the Prior Repurchase Program. The Company repurchased 4.4 million shares for a total of $110.1 million under the Prior Repurchase Program. Stock repurchases under the Share Repurchase Program may be made from time to time, at the discretion of management, through open market repurchases effected through a broker at prevailing market prices, or through privately negotiated transactions, based on a variety of factors including the Company’s liquidity and capital position, current market conditions, and the future economic and earnings outlook.

Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Christyne McGarvey, Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news There can be no assurance as to the number of shares the Company will purchase pursuant to the Share Repurchase Program, if any, and the Company may discontinue purchases at any time at the discretion of management. The Share Repurchase Program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice. About Schneider Schneider is a premier multimodal provider of transportation, intermodal and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. Schneider has been safely delivering superior customer experiences and investing in innovation for 90 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and X: @WeAreSchneider. Source: Schneider SNDR -END-